QUATRO D EXPLORATION, L.P.

615 N. Upper Broadway, Suite 1900
Corpus Christi, Texas 78477
Telephone 361-888-4741
Fax 361-888-4744

November 6, 2008

Southfield Energy Corp.
Mr. Tyson Rohde
1240 Blalock Road, Suite 150
Houston, Texas 77055

Re: Up The Creek Prospect
Lavaca County, Texas

Dear Tyson:

Please find enclosed two (2) copies of our Letter Agreement (one with exhibits and one without) and a Memorandum of Operating Agreement covering your participation in the Up The Creek Prospect. If the agreement is acceptable to you, please execute the copy of the letter agreement (without exhibits) and return it to me along with an executed Memorandum of Operating Agreement.

Please enclose a check made out to Quatro D Exploration, L.P. in the amount of $7,250.00 covering your share of the Turnkey Lease Acquisition Cost. $23,683.00, being your share of the estimated dry hole cost will be billed to you when we schedule the rig. The copy of the letter agreement is for your files.

I certainly appreciate your participation in this prospect and I look forward to drilling this well.

Please call should you have any questions or need additional information.

Very truly yours,
Quatro D Exploration, L.P.

Lee Durst, Jr.

LADJr/alm

QUATRO D EXPLORATION, L.P.

615 N. Upper Broadway, Suite 1900
Corpus Christi, Texas 78477
Telephone 361-888-4741
Fax 361-888-4744
bdproduction@bdproduction.net

October 17, 2008

Southfield Energy Corp.
1240 Blalock Road, Suite 150
Houston, Texas 77055

Re: Up The Creek Prospect
Lavaca County, Texas

This letter is written to evidence the agreement between Southfield Energy Corp. ("Participant") and Quatro D Exploration, L.P. ("Seller") as follows:

I.

The Seller represents, but does not warrant, that it owns Oil, Gas and Mineral Leases (the "Leases"), covering 765 acres, more or less, as described on Exhibit "A". The Leases provide for royalties and are subject to overriding royalties totaling twenty-five percent (25%) and accordingly, the net revenue interest attributable to the leasehold working interest is seventy-five percent (75%).

II.

Seller proposes to drill, or cause to be drilled, a well (the "Test Well"), to a depth of 10,300 feet at the approximate location as specified on the plat attached hereto as Exhibit "B" in accordance with the Well Procedure attached hereto as Exhibit "C". Participant agrees to contribute and pay the sum of $7,250.00 upon execution hereof as 2.416667 percent (2.416667%) of the Turnkey Lease Acquisition Cost. The Turnkey Lease Acquisition Cost covers the acquisition costs of the Leases and the geological and geophysical drill site selection. Participant also agrees to contribute and pay 2.416667 percent (2.416667%) of all "Costs Through Casing Decision Point" in the drilling of the Test Well. As used herein, the term "Costs Through Casing Decision Point" shall mean all

costs and expenses incurred in preparing to drill and in the drilling of the Test Well, including without limitation, title opinions, curative, drill site preparation, permitting and all costs associated with the drilling of the Test Well up to and including the cost of plugging and abandoning or making the decision to set casing in preparation for a completion attempt. Participant's share of the Cost Through Casing Decision Point is estimated to be $23,683.00, as evidenced by the AFE attached hereto as Exhibit "D" and is due within ten days of Participant's receipt of a written request by the Seller or the operator.

Subject to the terms of the Operating Agreement, Buyer agrees to bear 1.8125 percent (1.8125%) of all costs after Casing Decision Point associated with the Test Well, including but not limited to completion costs, and costs for facilities and equipment necessary to establish production from the Test Well (and/or any Substitute Well described below).

Nothing contained herein shall be construed to limit Participant's cost, risk and expenses with respect to any well drilled hereunder, it being expressly provided that Participant shall be obligated to pay Participant's proportionate share of all costs incurred with respect to the well covered hereby, whether such costs be more or less than the cost estimate included on the AFE for the well.

In the event for any reason Participant fails to participate in the operations attributable to the Test Well, or in the event Participant fails to pay its share of the estimated costs associated therewith within the time period specified in this section, Participant shall irrevocably forfeit all of its right, title and interest, whether legal, equitable or otherwise, in and to the Leases, and Participant shall likewise forfeit any sums of money previously paid to Seller pursuant to this Agreement. In the event Participant forfeits its interest in the Leases pursuant to this section, this Agreement, and all of Participant's rights hereunder shall terminate, provided that any obligations of Participant arising before such date shall survive termination of this Agreement.

III.

If the Test Well is completed as a producer of oil and/or gas or as a dry hole, Seller agrees to deliver to Participant, without warranty of title, a recordable assignment of an undivided 1.8125 percent (1.8125%) interest in and to the Leases as described on Exhibit "A" and any leases acquired subsequent to the date of this letter, subject to the burdens described in Paragraph I hereof, from the surface of the ground down to 100' below the deepest depth drilled but in no event below 10,300'.

IV.

All operations hereunder shall be conducted pursuant to the terms of the Joint Operating Agreement ("JOA") attached hereto as Exhibit "E" naming B D PRODUCTION CO, INC. as Operator. Where, and to the extent, the JOA conflicts with this agreement, then this Agreement shall prevail.

V.

During the course of conducting drilling operations on the Test Well, Operator shall provide Participant daily drilling reports of the progress and status of such drilling operations, including all relevant geological and engineering data with respect thereto.

Operator shall use its best efforts to notify Participant twenty-four (24) hours in advance of the date and time of the running of the final induction-electric log in the well in order to permit Participant, or his authorized representatives, to be present at the wellsite and witness logging operations. Such daily drilling reports and all other notices provided to be made under the terms hereof shall be deemed to have been given if sent by email, fax or telephone or, where appropriate, by United States mail or hand-delivered, when addressed to Participant as set forth above.

VI.

All operations conducted by B D PRODUCTION CO, INC. under the terms of this Agreement shall be conducted in accordance with all rules, regulations and orders of regulatory authorities having jurisdiction, and, in particular, the Railroad Commission of Texas.

VII.

All liability hereunder shall be separate and several, not joint or collective and shall be in proportion to each party's interest in and to the Subject Property. It is not the purpose of this Agreement to create a partnership, mining partnership, partnership for a specific purpose, joint venture, or any other relationship that would render the parties liable as partners, associates, or joint venturers.

The parties hereto agree that they do not hereby intend to create a partnership for tax purposes or otherwise and to the extent permitted by law, the parties hereto expressly negate the existence of a partnership. Furthermore, each party to this Agreement elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue

code (IRC) of 1986, as amended, as permitted and authorized by IRC Section 761 and the regulation promulgated thereunder.

VIII.

The terms and conditions of this Agreement shall be binding upon and shall inure to the respective successors, assigns and legal representatives of the parties hereto, and this Agreement shall be construed as a covenant running with the land situated in Lavaca County, Texas, which is the subject of this Agreement.

IX.

Participant agrees not to assign any part of his interest in the Leases or under this Agreement to anyone without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller's interest in the Leases is freely assignable without the consent of Participant.

X.

Seller represents and warrants to Buyer as of the Effective Date of this Agreement the following:

1. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of the officers of Seller, threatened against Seller.

2. Seller has no knowledge of any demand or suit, action or other proceeding pending or threatened before any court or governmental agency that might result in any impairment or loss of Seller's title to the Subject Property.

3. Seller has no knowledge of any violations (alleged or acknowledged) by Seller of any applicable rules, regulations or orders of any governmental agency having jurisdiction over the Subject Property that affect the Subject Property.

4. Seller is a duly formed organization in good standing under the laws of the State of Texas.

XI.

Participant represents and warrants to Seller as of the effective date of this Agreement the following:

A. There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by or, to the actual knowledge of the officers of Participant, threatened against Participant.

B. Legal Power. Participant has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with any provision of Participant's corporate formation or other governing documents, any material agreement or instrument to which Participant is a party or by which Participant is bound, or any judgment, order, ruling or decree applicable to Participant as a party in interest or any law, rule or regulation applicable to Participant.

C. Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate or partnership action on the part of Participant. This Agreement constitutes the legal, valid and binding obligation of Participant enforceable in accordance with its terms.

D. Participant is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties, and is aware of the risks inherent therewith, and Participant is aware that it could lose all or substantially all of its investment in the Leases, and has relied solely on its personal knowledge, inspections of the Leases and data associated therewith, and the advice of counsel, and Participant has not relied upon any statement or representation by Seller, whether oral, written, express or implied, with respect to the condition or value of the Leases.

E. **PARTICIPANT FULLY UNDERSTANDS: A) THE INVESTMENT IN OIL AND GAS DRILLING AND PROPERTIES IS OF A HIGHLY SPECULATIVE NATURE; B) THE RISKS INVOLVED IN SUCH ACTIVITES, ALL OF WHICH ARE EXPRESSLY ASSUMED BY PARTICIPANT; AND C) SELLER HAS IN NO WAY OR MANNER MADE ANY GUARANTEES, WARRANTIES, REPRESENTATION OR PROMISES TO THE CERTAINTY OF THE ORIGIN, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR EXISTENCE OF ANY RESERVES OR FUTURE VALUES TO BE DERIVED FROM THE LEASES AND PARTICIPANT HAS HAD AN OPPORTUNITY TO MAKE AN INDEPENDENT EVALUATION AND EXAMINE ALL RECORDS RELATING TO THE LEASES.**

F. Participant represents, among other things, that it has such knowledge and experience in financial and business matters that it is capable of evaluating without outside assistance the merits and risks of investing in the Leases and the Test Well. Participant is acquiring an interest in the Leases for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

G. Participant understands that the available interest in the Leases is not being registered under the Securities Act of 1933, as amended (the"1933 Act") on the grounds that the issuance thereof is exempt under the applicable provisions of the 1933 Act as a transaction by an issuer not involving any public offering, and that reliance on such exemptions is predicted in part on the truth and accuracy of the Participants representations and warranties. Participant represents that it meets the requirements to be an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the 1933 Act, as amended.

XII.

PARTICIPANT HEREBY AGREES TO INDEMNIFY AND HOLD SELLER, TOGETHER WITH ITS OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SUCCESSORS AND ASSIGNS ("INDEMNIFIED PARTIES") HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES AND COSTS (INCLUDING COURT COSTS AND ATTORNEY'S FEES) ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT OR THE BREACH OF ANY REPRESENTATION OR WARRANTY BY PARTICIPANT, ASSERTED BY ANY ASSIGNEE, CO-VENTURER OR CO-PARTICIPANT OF PARTICIPANT PURSUANT HERETO, INCLUDING WITHOUT LIMITATION SUCH CLAIMS ALLEGING MISREPRESENTATION, FAILURE OF PARTICIPANT TO ADVISE SUCH ASSIGNEE, CO-VENTURER OR CO-PARTICIPANT OF THE RISKS INHERENT IN OIL AND GAS EXPLORATION AND IN THIS VENTURE IN PARTICULAR, OR ANY OTHER REASON, AND INCLUDING SUCH CLAIMS BASED ON THE SOLE OR CONCURRENT NEGLIGENCE OF ANY INDEMNIFIED PARTIES. THE INDEMNITY PROVIDED FOR IN THIS SECTION SHALL NOT APPLY TO THE EXTENT A CLAIM ARISES OUT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF THE SELLER.

If the foregoing correctly sets forth your understanding of our Agreement, please evidence your acceptance and agreement hereto by returning one (1) copy of this letter within ten (10) days from the date hereof with your signature affixed in the space provided below.

Very truly yours,
QUATRO D EXPLORATION, L.P.

Lee A. Durst, Jr.

AGREED TO AND ACCEPTED THIS

11th DAY OF November, 2008

Name: Southfield Energy, Corp.

By: Tyson Rohde

Title: COO